                             ARTICLES OF INCORPORATION
                                         OF
                              CONSUMER NET MARKETPLACE


          ONE: The name of this corporation is CONSUMER NET MARKETPLACE.

          TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

          THREE: The name and address in the State of California of this corporation's initial agent for service of process is: ROBERT E. SUTTLE, Attorney at Law, 7355 Topanga Canyon Boulevard, Suite 201, Canoga Park, California 91303.

          FOUR: This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is Twenty Million (20,000,000)

DATED: May 6, 1996


Signed by Robert E. Suttle, Incorporator

     I declare that I am the person who executed the above Articles of Incorporation and such Instrument is by may act and deed.

     Signed by Robert E. Suttle

                                AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION
                                         OF
                              CONSUMER NET MARKETPLACE

     Fredrick J. Rice and Vickie McLoughlin certify that:

     1. They are the president and the secretary, respectively, of Consumer Net Marketplace.

     2. The articles of incorporation of this corporation are amended and restated to read in full as follows:

     FIRST: The name of this corporation is CONSUMER NET MARKETPLACE, INC.

     SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a professional permitted to be incorporated by the California Corporations Code.

     THIRD: The aggregate number of shares which the corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shares shall be Class A common stock, no par value, and one million (1,000.000) shares shall be Class B common stock, $.001 par value.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article THIRD, to provide for the issuance of the shares of Class B common stock in series by filing a certificate pursuant to the applicable law of the State of California, to establish from time-to-time the number of shares to be included in each such series and to fix the designation, powers, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each such series of Class B common stock shall include, but not be limited to, determination of the following:

     a. The number of shares constituting that series and the distinctive designation of that series.

     b. Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights.

     c. Whether that series shall have conversion rights and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine.

     d. Any other relative rights, preferences and limitations of that series.

     FOURTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

     3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

     4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 5,075,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Dated 8/20/97                           signed by Fredrick J. Rice, President

Dated 8/20/97                           signed by Vickie McLoughlin, Secretary

                              CONSUMER NET MARKETPLACE

August 22, 1997
Internal Revenue Service Center
Fresno, CA 93888

Dear Sir or Madam:

Revocation of "S" Election by Consumer Net Marketplace, Inc.
I.D. No 95-4580601


Please accept this letter as the statement of Consumer Net Marketplace Inc. the consent of its current shareholders (as required by Regulations Sections 1.1362-2(a) and 1.1362-6(a)(3)) to revoke the election made under IRC Section 1362(a) that was filed on July 19, 1996. In support of this statement, please be advised that:

     (1) 5,000,000 shares of Consumer Net Marketplace, Inc. common stock are issued and outstanding at date hereof;
     (2) This revocation will be effective for the corporation's short taxable year commencing September 1, 1997;
     (3) Fredrick J. Rice, 575 Fairfield Road, Simi Valley, California, T.I.N. 383-707958. Tax year ending December 31, currently holds 5,000,000 shares of the common stock and consents to this revocation;




Signed by Fredrick J. Rice as both President and Shareholder












          1919 WILLIAMS STREET, SUITE 220, SIMI VALLEY, CA 93065